Exhibit 99.1

[YADKIN VALLEY COMPANY LETTERHEAD]

October 3, 2005

Dear Shareholder:

As a shareholder of Yadkin Valley Company, you are receiving this letter to inform you of a recent decision by your company’s Board of Directors. This decision – to pursue voluntary de-registration of the Company with the Securities and Exchange Commission (SEC) - will affect the shareholders in your company. Therefore, this letter is being sent to all shareholders to explain this decision, the reasons behind it, and how it will affect you as a shareholder.

Background Information

Since 1998, when the Company registered its common stock with the SEC, the Company has been a public company under the federal securities laws. As a public company, we must comply with extensive disclosure and reporting requirements. These requirements include the preparation and filing of numerous reports with the SEC regarding our financial condition, operations, management and other aspects of our business, all of which must be reviewed by our outside counsel and our independent auditors. The Sarbanes-Oxley Act of 2002 (SOX) significantly increased these reporting requirements.

The SOX legislation added formal requirements for corporate governance and reporting, and the resulting increase in costs has forced your company’s management and directors to seriously evaluate the benefits of being registered with the SEC. After considerable research and evaluation, we estimate the cost savings associated with voluntary de-registration would be measured in thousands of dollars annually.

In view of these considerations, and particularly in light of the relatively small benefit we believe our shareholders receive as a result of our status as a registered public company, we believe that de-registration by the means described below will provide a more efficient means of using our capital to benefit our shareholders. Accordingly, your Board of Directors has voted to pursue voluntary de-registration with the SEC.

The De-registration Process: What to Expect

De-registration will require us to reduce our number of record holders of our common stock to below 300 record holders. To accomplish this, we plan to undertake a reverse stock split that will allow us to cash out shareholders owning a small number of shares. While the company will remain the same as before, the end result of this transaction will be that we will have fewer than 300 shareholders of record for our common stock. This transaction must be approved by a majority of our shareholders.

Please understand that we regret this process forces us to reduce the number of shareholders. We do not take the decision to de-register lightly and we ask for your understanding and support as we pursue this transaction.

Under this proposed transaction, there will be a 1 share for 50 shares reverse stock split with stockholders receiving one share for each 50 shares held immediately prior to the reverse split. Record holders of less than 50 shares will receive $78.00 in cash for each common share that they hold immediately prior to the reverse split in lieu of a fractional share interest. Record holders of 50 or more shares will receive one new share for every 50 shares held immediately prior to the reverse split plus cash in lieu of any fractional shares to which they would otherwise be entitled equal to $78.00 for each pre-split share comprising the fraction. For example, if you own 35 shares of our common stock immediately prior to the reverse stock split becoming effective, you will receive $2,730.00 in cash (35 x $78.00 per share) for your shares. If you own 75 shares immediately prior to the reverse stock split becoming effective, you will receive one new common share and $1,950.00 in cash (25 x $78.00 per share) for your shares. The cash out price of $78.00 per share was established by the Board of Directors based on an independent valuation prepared by our financial consultant, Howe Barnes Investments, Inc.

De-registration Proposal Timeline – What Happens Next

The proposed voluntary de-registration transaction will be presented to shareholders of the Company at a special meeting to be scheduled for December 2005 or January 2006 (all dates are estimates and will be affected by the SEC filing and review process). Please note that this letter is only intended to give you notice of the proposed transaction and is not a request for a proxy or an offer to acquire any of your shares. You will be receiving detailed information in the proxy statement, which will be mailed after the SEC review is completed. You are urged to read the proxy statement and any other relevant documents filed with the SEC.

In closing, the Board of Directors asks for your support with this effort. Should you have any questions regarding this matter, please feel free to contact this office.

Sincerely,

David S. Perry
President
Yadkin Valley Company

Additional Information About the Proxy Statement: We will file a preliminary proxy statement regarding the reverse stock split transaction described above with the SEC and will file a definitive proxy statement upon completion of SEC review. Before making any voting decisions, investors and shareholders are urged to read the proxy statement carefully in its entirety when it becomes available, as it will contain important information about the reverse stock split transaction. A definitive proxy statement will be sent to the shareholders of the Company prior to the special meeting of shareholders seeking their approval of the transaction. Investors and shareholders may obtain free copies of the preliminary and definitive proxy statements, when they become available, and other documents filed with, or furnished to, the SEC by the Company. Copies of the proxy statement and other documents filed with the SEC may also be obtained for free from the Company by directing a written request to Yadkin Valley Company, P.O. Box 18747, Raleigh, North Carolina 27619, Attention: David S. Perry, President and Treasurer, telephone (919) 716-2266.

Yadkin Valley Company, its directors, executive officers and certain members of management and employees may be soliciting proxies from shareholders in favor of approval of the reverse stock split transaction. Information regarding such officers and directors is included in the Company’s Proxy Statement for the 2005 Annual Meeting of Shareholders as filed with the SEC.